SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIAN ISSUES LETTER TO FELLOW PROCTER & GAMBLE SHAREHOLDERS

Underscores Need for a Fresh Perspective in the P&G Boardroom Given

Decade-Long History of Underperformance

Highlights Strong Independent Third Party Support for the Election of Nelson Peltz to the P&G Board

Urges Fellow Shareholders to Add a Highly Qualified Shareholder to the P&G Board and Vote “FOR” Nelson Peltz on the WHITE Proxy Card

NEW YORK, September 25, 2017— Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today mailed a letter to its fellow shareholders encouraging them to cut through the noise generated by P&G’s efforts to distract from its decade-long history of underperformance. Trian urges fellow P&G shareholders to help put an end to this underperformance and add a highly qualified shareholder to the Board by voting “FOR” Nelson Peltz at the Company’s Annual Meeting of Shareholders on October 10, 2017.

Over the years, Trian has observed a correlation between underperformance and the unwillingness to embrace outside perspectives, and it believes that fresh perspectives and a diversity of experiences are exactly what P&G needs to return to the kind of breakthrough innovation that has historically driven its growth and market leadership. As a highly qualified director with a material ownership stake and substantial industry experience, Trian believes strongly that Nelson Peltz has the skills and experience to accelerate positive change and help revitalize P&G.

Trian reminds shareholders that they are being asked only to ADD one highly qualified shareholder to an 11-person Board – expanding it from 11 to 12 directors. If elected, Nelson Peltz will have a laser focus on improving long-term performance, regaining lost market share and creating sustainable long-term shareholder value. Numerous independent third parties agree. Trian's letter showcases some of the strong support Nelson Peltz has received, including from leading proxy advisory firm Glass Lewis, leading national media outlets and a major P&G shareholder, Yacktman Asset Management.

Trian urges fellow shareholders to help revitalize P&G and to vote “FOR” Nelson Peltz on the WHITE Proxy Card.

The full text of the letter can be found below and online at www.RevitalizePG.com.

Dear Fellow P&G Shareholder,

Over the past 11 weeks, you have been bombarded with letters, press releases, presentations, conference calls, interviews and “town halls” from P&G’s Board and management team regarding the election of directors at the Company’s annual meeting of shareholders on October 10, 2017. In our view, P&G has tried to spin, deflect and mislead you, because they do not want shareholders to focus on the Company’s decade-long history of underperformance. It is critical that you cut through the noise.

The indisputable reality is that P&G’s share price has significantly underperformed competitors’ and the S&P 500 over the last ten years. Each share you own would be worth as much as $160 if P&G had simply kept pace with its peers during that time.[i] Instead, a share of P&G is worth only approximately $93 today. Over the years, we at Trian have observed a correlation between underperformance and the unwillingness to embrace outside perspectives. In our experience, a fresh perspective can lead to the kind of breakthrough ideas that drive best-in-class financial results and shareholder returns. Nelson Peltz, our CEO and a Founding Partner, has the skills and experience to accelerate positive change and help revitalize P&G. But he can only do so from inside the boardroom.

“A watchful outsider has a valuable role to play on the inside, and management’s stubborn resistance to [Nelson Peltz’s] presence raises troubling questions about its openness to change. After a half-decade of disappointments,

P&G has lost the right to say: Just trust me.”

‘Why P&G Investors Should Want Nelson Peltz on the Board’

Stephen Wilmot; Wall Street Journal

Nelson Peltz is a P&G shareholder just like you. His interests are aligned with yours. He wants to improve P&G’s performance, grow market share and deliver long-term value that will benefit all shareholders. Nelson has the skills and experience to do this. He has a long track record of improving performance at consumer companies, and he has worked constructively and collaboratively with those companies’ boards and management teams to create long-term sustainable shareholder value. Indeed, consumer companies where Nelson has served on the board have produced materially higher annual earnings per share growth and total shareholder returns than the S&P 500.[ii]

But the P&G Board still insists that Nelson Peltz would not add value in their boardroom. In fact, the Company turned down his request for a Board seat on the spot, without contacting the CEOs and Chairs Nelson has worked with in the past, or giving him a chance to present his ideas to the entire P&G Board.

After 10 years, enough is enough. It’s time to put an end to the underperformance.

P&G says that it is executing the right plan and that a transformation is right around the corner. But shareholders have heard a litany of similar promises before, and nothing has ever come of them. What’s more, the P&G Board has seemingly come to accept this underperformance – senior executives are compensated on long-term performance targets that have been set at very low levels, making it clear P&G’s Board believes continuing market share declines are acceptable.[iii]

Elect Nelson Peltz to the Board to help P&G regain lost market share

In Trian’s view, market share losses are the crux of P&G’s challenges, and the Company must act with the greatest possible urgency to address them. The consumer packaged goods industry is evolving rapidly. Consumer preferences are changing and fragmenting as the digital ecosystem has leveled the playing field for brands of all sizes, and the fight for market share no longer plays out only on shelves inside stores. As a result, P&G has been losing significant market share in every category on a global basis over the past five years[iv] – both to traditional competitors as well as to small, mid-size and local competitors who are adapting to these industry changes more quickly and effectively.

With Nelson Peltz on the Board, we believe that P&G can regain lost market share through several initiatives, including: improving the Company’s innovation and M&A capabilities; supplementing P&G’s large proven brands with nimble small and mid-size local brands that appeal to today’s consumers; and supporting these brands with increased advertising spend, particularly in digital.

Nelson Peltz would also seek to address the insular culture that we believe has caused P&G to stagnate. P&G’s CEO David Taylor told Nelson “we cannot bring in outside people at too senior a level or they will fail.”[v] But fresh perspectives and diverse experiences are exactly what P&G needs to return to the kind of breakthrough innovation that has historically driven its growth and market leadership. To help change this bureaucratic and insular culture, Nelson Peltz would push to simplify P&G’s complex “matrix” organizational structure and encourage the hiring of external candidates at senior levels. He believes reorganizing the Company in a way that promotes accountability and empowers employees will enable P&G to respond nimbly to local trends, rather than stifle employees with endless layers of bureaucracy.

Contrary to what P&G says, our proposals will not derail the progress that has already been made. They will simply challenge the Company’s complacency and hold management and the Board accountable.

The bottom line: Trian’s only goal is to improve performance for the long-term

We want to create sustainable long-term shareholder value for all P&G shareholders. Trian is:

•	NOT advocating for the break-up of the Company
•	NOT suggesting that the CEO be replaced
•	NOT seeking to replace any directors
•	NOT advocating taking on excessive leverage
•	NOT seeking to cut pension or retiree healthcare benefits
•	NOT suggesting that research and development (R&D), marketing expense or capital expenditures be reduced
•	NOT seeking cost cuts that could impact product quality
•	NOT suggesting the Company move out of Cincinnati

To quote Forbes, “This isn't about a complete change in the board. It’s just a vote to add one additional member who is not happy with things the way they are.”[vi] Nelson would seek to reinstate whichever director is not reelected at the annual meeting. That means that you are voting to add one shareholder – with relevant industry experience and $3.5 billion invested in the Company – to a 12-person Board to represent your interests in the boardroom. We urge you to vote “FOR” Nelson Peltz on the WHITE proxy card today.

Sincerely,

TRIAN FUND MANAGEMENT, L.P.

Don’t just take our word for it…

Numerous independent third parties agree: shareholders should elect Nelson Peltz to the P&G Board.

“Investors have an opportunity to encourage fresh discussion through the election of a qualified, well-established shareholder candidate backed by what we believe to be cogent,

well-framed arguments and a set of strategic initiatives that should, at the very least, set the table for a more candid evaluation of P&G's risks and opportunities.”

- Glass, Lewis & Co., LLC (one of the nation’s leading independent proxy advisory firms)

Report Recommending P&G Shareholders Vote “For” Nelson Peltz

“Yacktman believes that, after years of business and share price underperformance,

P&G shareholders deserve a highly engaged, shareholder-focused voice in the boardroom – a representative who will devote time to P&G by asking the tough questions, demanding strong execution from management, and ensuring proper alignment between compensation and performance.”

- Yacktman Asset Management (P&G shareholder for 25+ years; owner of 15+ million P&G shares)

An Open Letter to the P&G Board of Directors in Support of Nelson Peltz

“Nelson Peltz […] is a knowledgeable director, an experienced operator and, as a member of our board, is fully informed about our business. Since joining our Board in January 2014,

Nelson has been a constructive participant in Mondelēz International’s board processes.

My management team and I have engaged often and productively with the Trian team and appreciate their insights on strategy, operations and investor reactions to various issues.

They do their homework and, along with the other members of our board, ask the tough questions to understand our company, and develop ideas to help grow the business and create sustainable long-term value.”

- Irene Rosenfeld, Mondelēz International CEO

Statement Released After P&G Misquoted Her in Its September 20, 2017 Letter to P&G Shareholders

“For all P&G’s talk of execution, its long-term returns have been disappointing.

Even amid the company’s largely positive quarterly earnings report in July, there were some troubling sales trends for its baby, oral-care and Gillette razor brands as competition ratchets up. The company itself seems to know all this or why else would it have undertaken its own remodeling efforts? All P&G achieves with this defiant tone is to prove Peltz’s point that it’s resistant to outside perspective.”

- Brooke Sutherland, Bloomberg Gadfly

‘P&G Could Use Peltz's Outsider's Perspective’

 “Without Peltz, P&G investors face a dreary future of more of the same. Shareholders shouldn’t tiptoe like management. They should charge ahead, think big and put Peltz on the board.”

- Shawn Tully, Fortune

‘Why P&G Needs Nelson Peltz’

NOTES:

[i] Source: Bloomberg. If a shareholder, on June 15, 2007, had invested $63 (the price of one P&G share on that date) in an evenly-weighted index composed of the Company’s peers, the index would be worth approximately $160 as of June 15, 2017, adjusted for dividends that a P&G shareholder has received over the past ten years. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

[ii] Please see slide 88 of “Trian’s White Paper on P&G”, which was filed under cover of Schedule 14A on September 6, 2017 and is available at www.RevitalizePG.com (“Trian’s P&G White Paper) for further detail, as well as the notes and disclaimers to Trian’s P&G White Paper.

[iii] According to P&G’s 2017 definitive proxy statement, from FY2017-FY2019, the Company’s 3-year Performance Stock Program targets organic sales growth of 2.8% (which is less than expected market growth of 3-4% in the Company’s categories) and EPS growth of 6.0% (which translates into bottom quartile EPS growth versus P&G’s peers based on Capital IQ consensus estimates as of June 30, 2016).

[iv] Euromonitor International Limited 2017 © and Consumer Edge research. All rights reserved. Euromonitor makes no representations about the suitability of this data for investment decisions. Please see slide 23 of Trian’s P&G White Paper for further detail.

[v] Statement made at April 24, 2017 meeting.

[vi] Hartung, Adam. “The Case For Trian's Nelson Peltz Joining P&G's Board.” Forbes. 7 September 2017.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Trian Partners has not sought or obtained consent from any third party (other than consent to use the statement referenced herein made by Irene Rosenfeld, Chairman and Chief Executive Officer of Mondelēz) to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Additional Information

Trian Partners, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Fund Management, L.P. ("Trian"), and the other funds and investment vehicles Trian manages (Trian with such funds, "Trian Partners") that hold shares of The Procter & Gamble Company (the "Company"), and the other participants (collectively, the "Participants") identified in the definitive proxy statement on Schedule 14A (the "Proxy Statement") filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

George Sard / Margaret Popper / Kelsey Markovich

Sard Verbinnen & Co

(212) 687-8080

GSard@sardverb.com / MPopper@sardverb.com / KMarkovich@sardverb.com